Exhibit 99.1

PRESS RELEASE

Release Date: July 30, 2008

For Further Information:	Charles E. Wagner, Jr.
Executive Vice President, Chief Lending Officer and
Corporate Secretary
443-265-5570
E-mail-c.wagner@slavie.com

SFSB, INC. ANNOUNCES THE APPROVAL OF ADDITIONAL REPURCHASES UNDER ITS STOCK REPURCHASE PROGRAM.

BEL AIR, MD. - July 30, 2008 – SFSB,INC. (OTCBB: SFBI) today announced that its Board of Directors has approved the repurchase of up to an additional 5% of the Company’s outstanding common stock, or approximately 59,022 shares, held by persons other than Slavie Bancorp, MHC, under its previously-approved stock repurchase program. Any such repurchases will commence after the filing with the Securities and Exchange Commission of the Company’s results of operations for the quarterly period ended June 30, 2008. Repurchases, which may be conducted through open market purchases or privately negotiated transactions, may be made from time to time depending on market conditions and other factors. Repurchased shares will be held in treasury. There is no guarantee as to exact number of shares that will be repurchased by SFSB, Inc., if any.

SFSB, Inc., headquartered in Bel Air, Maryland is the holding company of Slavie Federal Savings Bank. The bank is a 108 year old federally chartered, FDIC-insured thrift serving the Baltimore Metropolitan area and surrounding counties in Maryland. The bank offers a wide variety of financial services and products throughout its market area. The bank maintains a website at www.slavie.com.